                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-22891

                                   WSMP, INC.

                                  COMMON STOCK

         This Prospectus relates to the offer and sale from time to time of up to 223,611 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of WSMP, Inc. (the "Company") by certain shareholders of the Company named herein (the "Selling Shareholders"). See "Selling Shareholders" and "Plan of Distribution."

         The Shares may be sold from time to time by the Selling Shareholders on the NASDAQ National Market System ("NASDAQ") on terms to be determined at the time of each sale. The Selling Shareholders also may make private sales from time to time directly or through a broker or brokers. Alternatively, the Selling Shareholders may offer Shares from time to time to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions. Such compensation, which may exceed ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of the Shares for whom such underwriters, dealers and agents may act. See "Selling Shareholders" and "Plan of Distribution."

         The Selling Shareholders and any dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Shares offered by them and any discounts, commission or concessions received by any such dealers or agents may be considered underwriting discounts and commissions under the Securities Act.

         The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders hereunder, but the Company will pay the expenses that it incurs in connection with the registration of the Shares with the Securities and Exchange Commission (the "SEC"). See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Shareholders.

         The Common Stock is quoted on NASDAQ under the symbol "WSMP." On
March 12, 1997, the closing price per share of the Common Stock, as reported by NASDAQ, was $9.00.

                                   ----------

                   THE SHARES INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS," COMMENCING ON PAGE 3.

                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this Prospectus is March 13, 1997.

                             ADDITIONAL INFORMATION

         The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. The Registration Statement and exhibits and schedules thereto, as well as such reports, proxy statements and other information, may be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Common Stock is currently quoted on NASDAQ; such reports, statements and other information also can be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the SEC a Registration Statement
(No. 333-22891) on Form S-3 under the Securities Act with respect to the Shares (the "Registration Statement"). As permitted by the rules of the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits and schedules filed as part thereof. Statements contained in this Prospectus, and in any document incorporated herein by reference, as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is hereby made to the copy of the contract or document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by this reference thereto. The Registration Statement has been filed through EDGAR and is also publicly available through the SEC's Web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents have been filed with the SEC by the Company and are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for its fiscal year ended February 23, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended May 17, 1996, August 9, 1996 and November 1, 1996; (iii) the Company's Current Reports on Form 8-K dated June 27, 1996 and January 10, 1997; and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Exchange Act and any amendment or report filed by the Company for the purpose of updating such description. All other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing thereof.

         Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated herein by reference (not including exhibits to documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Mr. Matthew V. Hollifield, Vice President of Finance, WSMP, Inc., 1 WSMP Drive, P.O. Box 399, Claremont, NC 28610, telephone (704) 459-7626.

                                  RISK FACTORS

         Prospective investors should carefully consider the following factors, in addition to the other information presented in this Prospectus, before purchasing the Shares.

GROWTH STRATEGY

         The Company has no immediate plans to open additional restaurants in its current fiscal year, but may acquire additional restaurants from franchisees who are not interested in continuing operations. The Company may acquire three to five restaurants in this manner in its current fiscal year. Its ability to achieve this schedule will depend upon the availability of suitable locations, the ability to hire and train skilled management personnel, the availability of adequate financing and other factors, some of which are beyond its control. There can be no assurance that the Company will be able to continue to open all of its planned new restaurants or that, if opened, such restaurants can be operated profitably or as profitably as the Company's existing restaurants. The opening of additional restaurants in the same market areas could have the effect of attracting customers from existing restaurants located in that area.

COMPETITION

         The restaurant and food manufacturing businesses are highly competitive and are often affected by changes in tastes and eating habits of the public, economic conditions affecting spending habits, population and traffic patterns. Company-operated restaurants and Western Steer(R) and Prime Sirloin(R) restaurants operated by franchisees generally compete with national and regional family-oriented restaurant chains, local establishments and fast food restaurants. In marketing franchises, the Company competes with numerous other family steakhouse and restaurant franchisors, many of which have substantially greater financial resources and higher sales volume than the Company. In its production of retail and institutional ham products, the Company faces strong price competition from a variety of large meat processing concerns and smaller local and regional operations. In sales of biscuit and yeast roll products, the Company competes with a number of large bakeries in various parts of the country, as well as national frozen meal manufacturers, with competition strongest for sales to institutional food vendors.

DEPENDENCE UPON KEY PERSONNEL

         The success of the Company's business will continue to depend upon Messrs. Richardson, Clark, Howard, Templeton and Hollifield. The loss of the services of one or more of these executives could have material adverse effects on the Company.

GOVERNMENT REGULATION

         The Company's food service businesses are subject to extensive state and local government regulation, including measures relating to the preparation and sale of food and building and zoning requirements. Also, the Company and its franchisees are subject to laws governing relationships with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements. The Company also is subject to federal regulation and state laws governing the offer and sale of franchises. Many state laws impose substantive requirements on franchise agreements, including limitations on non-competition provisions and on termination or non-renewal of franchises. Some states require that certain materials be registered before franchises can be offered or sold therein. Bills also have been introduced in Congress that would provide for federal regulation of substantive aspects of the franchisor-franchisee relationship. Such legislation could limit, among other things, the duration and scope of non-competition provisions, the ability of the franchisor to terminate or refuse to renew the franchise and the ability of the franchisor to designate sources of supply. The failure to obtain or retain food licenses or approvals to sell franchises, or further increases in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company. At the federal level, there also have been proposals to introduce a system of mandated health insurance. These proposals, if implemented, could adversely affect the Company as well as the restaurant and food service industries in general.

STOCK PRICE VOLATILITY

         Quarterly financial results of the Company or of other food service companies, changes in general conditions in the economy, in the restaurant industry or in the capital markets or other developments affecting the company, its competitors or the capital markets could cause, in any such case, the market price of the Common Stock to fluctuate significantly. In addition, NASDAQ has recently experienced extreme price and volume fluctuations. Such broad market fluctuations also may adversely affect the price of the Common Stock.

                                   THE COMPANY

         Certain statements made below and incorporated herein by reference are forward-looking in nature and reflect the Company's current expectations and plans. Such statements involve various risks and uncertainties that could cause actual results to differ materially from those currently expected by the Company. Meaningful factors that might cause such differences include, but are not limited to, the factors described as "Risk Factors" elsewhere in this Prospectus and other factors discussed in the Company's SEC filings.

         The Company is a North Carolina-based food manufacturing and restaurant company. Since the mid-1960s it has grown from humble origins in the foothills of the Blue Ridge Mountains to become nationally recognized in the food service industry with nearly $85 million in estimated revenues for its fiscal year ended in February 1997. The Company is comprised of two separate food processing divisions and a division that develops, owns, operates and franchises restaurants.

         The Bakery Division is the larger of the Company's food processing operations and includes the largest single-site microwaveable sandwich manufacturing facility in the United States. Situated in Claremont, N.C., such facility has the capacity to produce more than four million sandwiches per week. In addition to manufacturing a wide variety of sandwiches, including meat-filled biscuits, under private and company labels, the division also produces buttermilk biscuits, yeast rolls and other items for institutional and retail sales.

         The Company's Ham Curing Division is one of the largest country ham producers in the United States, with the capacity to cure more than 500,000 hams annually. This division traces its roots to the earliest days of the Company and in the last two decades its products have regularly won top national and regional prizes as being among the best in the nation. Its products are sold under the Mom 'n' Pop's(R) brand label to both institutional and retail markets and are provided whole and in sliced portions for both retail and restaurant usage and in closely-controlled sliced portions for the restaurant and fast-food industry.

         Giving effect to the acquisition of the Franchised Restaurants referred to below, the Company's restaurant operations comprise 32 Company-owned and 53 franchised units, primarily in the Southeast. A majority of these restaurants are Western Steer(R) units, including the traditional Western Family Restaurant and new or remodeled Western Steer Steak, Buffet and Bakery restaurants. Prime Sirloin(R) and Bennett's(TM) are the other two main segments of the Company's restaurant division. Large-scale Prime Sirloin Buffet, Bakery and Steak restaurants are being built to compete directly with recognized leaders in the economy steak and buffet restaurant segment. Bennett's Smokehouse and Saloon restaurants are the result of a partnership between the Company and Bennett's Bar-B-Que, Inc., of Denver, Colorado; these Texas-style roadhouse-themed restaurants represent the Company's entry into the casual dining market.

         The Company's principal executive offices are located at 1 WSMP Drive, Claremont, North Carolina 28610, telephone (704) 459-7626.

                               RECENT DEVELOPMENTS

AGREEMENT TO ACQUIRE CERTAIN FRANCHISED RESTAURANTS

         Effective March 1, 1997, the Company agreed to acquire fourteen franchised Western Steer -- Steaks, Buffet & Bakery restaurants (the "Franchised Restaurants") from the Selling Shareholders and Northwest Food Systems, Inc. (collectively, the "Sellers") in exchange for $3,767,500 in value, payable as follows: $500 in cash; $954,500 in assumed liabilities (the "Assumed Liabilities"); $2,012,500 in Shares, which were considered to have a value of $9.00 per Share; and a total of $800,000 pursuant to promissory notes (the "Notes") issued to two of the Sellers. Eleven of the Franchised Restaurants are located in North Carolina, two are located in Virginia, and one is located in Tennessee. The consummation of the purchase and sale of the Franchise Restaurants occurred on March 3, 1997.

         The Assumed Liabilities include, in addition to other borrowings, certain current accounts payable of the Franchised Restaurants not to exceed $309,500 in the aggregate, as well as certain indebtedness incurred by all the Sellers, owed by Hash, Howard and Associates to the Company, not to exceed $125,000 in principal and interest in the aggregate. The Notes are unsecured, are due and payable as to both principal and interest on March 1, 1999 and bear interest at the rate of 5% per annum until paid.

         In their Agreement of Purchase and Sale relating to the Franchised Restaurants (the "Purchase Agreement"), the Sellers made various representations and warranties to the Company touching upon subjects such as corporate existence, power and authority, enforceability of the Agreement, the absence of subsidiaries, the lack of any material adverse change since January 1, 1997, payment of taxes, delineation of contracts and commitments, compliance with environmental laws, the ability of the Sellers to fend for themselves and their intention not to resell the Shares in an unregistered distribution. For its part, the Company made representations and warranties to the Sellers pertaining to matters such as corporate existence, power and authority, enforceability, the Company's capitalization, the integrity of this Prospectus, the lack of any material adverse change since December 31, 1996 and the exempt quality of the offer, issuance and sale of the Shares to the Sellers.

         The Company and the Sellers also made certain covenants with one another in the Purchase Agreement. Among other things, the Sellers promised to conduct the businesses of the Franchised Restaurants in the ordinary and usual course of business, to use their reasonable best efforts to maintain satisfactory relationships with licensors, suppliers, etc., to incur no further indebtedness for borrowed money (other than deferred taxes) and to maintain current compensation practices and standard policies of comprehensive general liability insurance. Pending its purchase of the Franchised Restaurants, the Company promised, among other things, not to declare or pay any dividend except as contemplated by this Prospectus (including the documents incorporated herein by reference); not to take any action that would reasonably be expected to cause a material decrease in the value of its businesses taken as a whole; and to maintain its corporate existence, rights and franchises. Each of the Sellers and the Company agreed to use its best efforts to consummate the transactions contemplated by the Purchase Agreement.

         The Purchase Agreement stated several conditions to the obligation of the Sellers to sell the Franchised Restaurants to the Company, including the continued truth and correctness of the Company's representations and warranties, the performance by the Company of its covenants and other obligations, the lack of any material adverse change with respect to the Company, the absence of any litigation that would restrain or prohibit such sale and the obtaining of certain routine corporate approvals on behalf of the Company. The obligation of the Company to purchase the Franchised Restaurants was subject to similar conditions and also was subject to the following: Cecil R. Hash ("Hash") having executed and delivered his Non-Competition Agreement with the Company (the "Noncompetition Agreement") and his Guaranty Agreement relating to certain Seller obligations (the "Guaranty Agreement"); the absence of any material adverse change with respect to the Sellers or the Franchised Restaurants, to be determined following the completion of a "due diligence" review conducted by the Company; and the filing of the Registration Statement with the SEC. The Company agreed to utilize its best efforts to have the Registration Statement declared effective by the SEC at the earliest practicable date and to maintain the effectiveness of the Registration Statement for one year thereafter.

         Hash owns the Sellers and has been the major contributor to the success of the Franchised Restaurants. He and the Company entered into the Noncompetition Agreement, therefore, to preserve the good will, proprietary rights and "going business" value of the Franchised Restaurants for the benefit of the Company as their new owner. Pursuant to the Noncompetition Agreement, Hash has agreed that, until after March 1, 2012, he will not, directly or indirectly, own, operate, manage or otherwise have control or interest in the operation of any restaurant or food service business similar to the Franchised Restaurants, food service business similar thereto or food service business currently operated by the Company, other than as a passive investor, in any states in which the Company presently operates restaurants or franchises, nor will he assist others in engaging in any such activities or induce employees of the Company to engage in any such activities or to terminate their employment with the Company. Specifically excluded from such covenant are any activities of Hash on behalf of the Company or in any capacity in the restaurants and restaurant franchisees in which he currently has such activities.

         In consideration for Hash's covenant not to compete, the Company issued to Hash 98,750 shares of Common Stock. Such shares are "restricted securities" within the meaning of Rule 144 under the Securities Act and are not part of the Shares registered for offer and sale pursuant to this Prospectus. The shares issued to Hash under the Noncompetition Agreement are subject to recovery by the Company for no consideration upon the death of Hash or upon his breach of the Noncompetition Agreement. The number of shares subject to recovery in either of such circumstances declines in a straight line from 98,750 to zero over the 15-year term of the Noncompetition Agreement. Should a sufficient number of shares no longer be available for recovery at the time of Hash's death or breach of the Noncompetition Agreement, the Company is entitled to recover an amount in cash equal to the product of $9.00 and the number of shares subject to recovery.

         Pursuant to the Guaranty Agreement, Hash has guaranteed the full and punctual payment of each and every payment due from the Sellers under the Purchase Agreement, as well as the full and prompt performance and observance of each and all of the other covenants, warranties, indemnities and agreements required to be performed, observed or defended by the Sellers under the Purchase Agreement, together with payment of all costs and expenses incurred in the protection or enforcement of any right or privilege of the Company under the Purchase Agreement. Such guaranty is stated to be a continuing, absolute, unconditional and irrevocable guaranty of payment and performance as aforesaid, to remain in full force and effect until the obligations of the Sellers shall have been fully and satisfactorily discharged in accordance with the terms and provisions of the Purchase Agreement.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares.

                         DETERMINATION OF OFFERING PRICE

         This Prospectus may be used from time to time by the Selling Shareholders who offer the Shares for sale. The offering price of the Shares will be determined by the Selling Shareholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

                              SELLING SHAREHOLDERS

         The following table provides certain information with respect to Common Stock beneficially owned by each Selling Shareholder as of the dates indicated. The securities offered in this Prospectus by the Selling Shareholders are the Shares. Except as set forth in the footnotes to the table and elsewhere in this Prospectus (including in the documents incorporated herein by reference), within the past three years none of the Selling Shareholders has had a material relationship with the Company or with any of the Company's predecessors or affiliates other than as a result of ownership of the securities of the Company.

------------------------------------------------------------------------------------------------------------------------------
                                 Number of shares                                                         Percentage of
                                 of Common Stock                               Number of shares          shares of Common
                                   Beneficially             Number of           of Common Stock         Stock Beneficially
                                  Owned Prior to             Shares            Beneficially Owned          Owned After
            Name                 the Offering (1)            Offered          After the Offering         the Offering (2)
------------------------------------------------------------------------------------------------------------------------------
    F&H Companies, Inc.               53,324                 53,324                   -0-                      -0-
------------------------------------------------------------------------------------------------------------------------------
   Western Steer of North             57,681                 57,681                   -0-                      -0-
       Carolina, Inc.
------------------------------------------------------------------------------------------------------------------------------
       Davidson Food                  23,963                 23,963                   -0-                      -0-
       Systems, Inc.
------------------------------------------------------------------------------------------------------------------------------
      Mocksville Food                 48,840                 48,840                   -0-                      -0-
       Systems, Inc.
------------------------------------------------------------------------------------------------------------------------------
      CFR Foods, Inc.                 39,803                 39,803                   -0-                      -0-
==============================================================================================================================

(1) Represents all shares of Common Stock beneficially owned as of March 3, 1997. Hash owns all of the Selling Shareholders. The amounts and percentages shown for each Selling Shareholder include only those shares owned of record and beneficially by such Selling Shareholder and specifically exclude all shares owned of record by other Selling Shareholders or Hash.

(2) Represents all shares of Common Stock shown as beneficially owned after the offering made hereby (assuming the sale of all of the Shares) as a percentage of the Common Stock outstanding as of March 3, 1997.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholders on NASDAQ on terms to be determined at the time of each sale. The Selling Shareholders also may make private sales directly or through a broker or brokers. Alternatively, the Selling Shareholders may offer Shares from time to time to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions. Such compensation, which may exceed ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers and agents may act.

         The Selling Shareholders and any dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act, and any profit on the sale of such Shares offered by them and any discounts, commissions or concessions received by any such dealer or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Shareholders from sales of the Shares offered hereby will be the purchase price of such Shares less any brokers' commissions required to be paid by the Selling Shareholders.

         To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agents, dealers and underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in a supplement to this Prospectus.

         The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold by Selling Shareholders in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is satisfied.

         Under applicable Exchange Act rules and regulations, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by them.

         The Company will pay the expenses that it incurs in connection with the registration of the Shares with the SEC.

         The Company and each Selling Shareholder have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                          REGISTRAR AND TRANSFER AGENT

                  The registrar and transfer agent for the Common Stock is First Citizens Bank, Raleigh, North Carolina.

                                  LEGAL MATTERS

         Certain legal matters have been passed upon for the Company by Simpson Aycock, P.A., Morganton, North Carolina.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended February 23, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        --------------------------------                             --------------------------------

No dealer, salesperson or other person has been
authorized to give any information or to make any
representations other than those contained in this
Prospectus, and, if given or made, such information
or representations must not be relied upon as having
been authorized by the Company or any Selling
Shareholder. This Prospectus does not constitute an
offer to sell, or a solicitation of an offer to buy,
to any person in any jurisdiction in which such
offer or solicitation is not authorized, or in which                            WSMP, INC.
the person making such offer or solicitation is not
qualified to do so, or to any person to whom it is
unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any sale
made hereunder shall, under any circumstances,
create any implication that the information                                   COMMON STOCK
contained herein is correct as of any date
subsequent to the date hereof.


               -----------------

               Table of Contents

               -----------------
                                                                          --------------------

                                                Page                           PROSPECTUS

Additional Information.........................  2                        --------------------

Incorporation of Certain Information
  by Reference.................................  2

Risk Factors...................................  3

The Company....................................  4

Recent Developments............................  4
                                                                             March 13, 1997
Use of Proceeds................................  6

Determination of Offering Price................  6

Selling Shareholders...........................  6

Plan of Distribution...........................  7

Registrar and Transfer Agent...................  7

Legal Matters..................................  8

Experts........................................  8

        --------------------------------                             --------------------------------